INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Tera Computer Company on Form S-3 of our report dated February 7, 1997, appearing in the Annual Report on Form 10-KSB of Tera Computer Company for the year ended December 31, 1996, and to the reference to Deloitte & Touche LLP under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



Deloitte & Touche LLP
Seattle, Washington
January 12, 1998